EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Chemung Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (File No. 33-104663) of Chemung Financial Corporation relating to the Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan, of our report dated February 6, 2004, relating to the consolidated balance sheets of Chemung Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report Form 10-K of Chemung Financial Corporation.

Albany, New York

March 12, 2004